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                                                                   EXHIBIT 10.17

                             SETTLEMENT AGREEMENT

     This Settlement Agreement ("Agreement") is entered into on this 31st day of January, 2000, by and between OrbitTravel.Com Corporation f/k/a Divot Golf Corporation ("Divot") a Delaware corporation, and Kirk Scoggins ("Claimant"), an individual and resident of the State of Florida.

                                    RECITALS

I. WHEREAS, pursuant to an agreement concerning the conversion of certain Divot preferred stock held by Claimant into common shares of Divot, which agreement is attached hereto as Exhibit "A" and by this reference incorporated herein, Claimant has a contractual claim against Divot for damages (the "Claim");

II. WHEREAS, Divot had an unsatisfied payroll obligation in the amount of $97,915.00, which Claimant paid on behalf of Divot. Divot then satisfied its obligation to Claimant, which satisfaction is acknowledged by this Agreement;

III. WHEREAS, the parties intend that this Agreement: (1) govern the issuance of Divot common stock to Claimant in settlement of the Claim, and (2) acknowledge the satisfaction of any amounts owing to Claimant by virtue of his payment of Divot's payroll obligation.

                                   AGREEMENTS

1.   Issuance of Shares:  Within ninety days following the execution of this
     ------------------
     Agreement Divot shall cause to be issued four million four hundred fifty-two thousand seven hundred sixty-six (4,452,766) shares of its common stock, .001 par value, to be issued to Claimant in settlement of the Claim (the "Settlement Shares"). When so issued, the Settlement Shares shall be fully paid, non-assessable, and freely tradable upon completion of registration of an SB2 filing, and shall be represented by a certificate or certificates in a form standardized by Divot for representation of its shares.

2.   Acceptance of Shares and Release:  Claimant shall accept the Settlement
     --------------------------------
     Shares in full and complete satisfaction of any amounts collectible by Claimant under the Claim, and in full settlement of any additional claim Claimant may have against Divot as of the date of this Agreement, even though such additional claim may be unanticipated, unexpected, and unknown. In consideration of the issuance of the Settlement Shares, Claimant shall release and forever discharge Divot, its successors, officers, administrators, and assigns, from and against any and all claims, charges, complaints, demands, actions or causes of action of any kind in any forum, which Claimant may have against Divot as of the date of this Agreement.

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3.   Payroll Obligation:  The parties hereby agree to the following with regard
     ------------------
     to Divot's payroll obligation to TeamStaff in the amount of $97,915.00 (the "Payroll Obligation"):

     (a)  Payment of Payroll Obligation: The parties acknowledge and agree
          -----------------------------
          that Claimant paid the Payroll Obligation on behalf of Divot, on the date and in the manner set forth in Exhibit "B" attached hereto and by this reference incorporated herein. The parties further acknowledge that, following Claimant's payment of the Payroll Obligation on behalf of Divot, Divot was indebted to Claimant in an amount equal to the Payroll Obligation.

     (b)  Satisfaction of Debt and Release: The parties acknowledge and agree
          --------------------------------
          that Divot offered to Claimant, and Claimant accepted, certain items of personal and corporate property in full and complete satisfaction of any amounts owed by Divot to Claimant by virtue of Claimant's satisfaction of the Payroll Obligation. The specific items of personal property are listed in Exhibit "C" and by this reference incorporated herein. Claimant hereby acknowledges receipt of said items in full settlement of any debt owed by Divot to Claimant by virtue of Claimant's payment of the Payroll Obligation on behalf of Divot. Claimant further agrees that the release set forth in Section 2 of this Agreement is intended to address any claim Claimant may have against Divot in connection with Claimant's payment of the Payroll Obligation.

4.   Entire Agreement: This Agreement contains the entire agreement among the
     ----------------
     parties relating to the subject matter of this Agreement, supersedes any and all oral or written understandings or agreements relating to its subject matter, and may not be altered or amended except by an instrument in writing signed by the party or parties to be charged.

5.   Binding Agreement: This Agreement shall be binding upon and inure to the
     -----------------
     benefit of each of the parties hereto and their respective heirs, executors, administrators, successors, and assigns. It shall be construed and enforced in accordance with the laws of the State of New York.

6.   Further Documents: Each party hereto further agrees to execute such
     -----------------
     documents and take such other steps as may be necessary to accomplish the purposes herein.

     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.

DIVOT GOLF CORPORATION                  CLAIMANT


By: /s/ Joseph R. Cellura               By: /s/ Kirk Scoggins
    ------------------------                -------------------
    Joseph R. Cellura,                      Kirk Scoggins
    Chairman and C.E.O.


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                                  EXHIBIT "A"

                         DOUBLE INDEMNITY AGREEMENT

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                                  EXHIBIT "B"


                                Kirk A. Scoggins
                              1901 Brookline Street
                              Tampa, Florida 33629




February 8, 1999

Joseph R. Cellura Chairman & CEO
Divot Golf Corporation
201 North Franklin Street
Tampa, Florida 33602

Dear Joe:

Please let this letter serve as documentation of the agreements reached by you and I during our negotiations over the past 3 months. Pursuant to paragraph 6 and the notice provisions contained therein, of the private placement memorandum dated December 3, 1997, I have notified you that Divot Golf Corporation is in default and that I have provided my demand that the company redeem my preferred units per the terms of the agreement and as modified by our understandings outlined below. Given the current circumstances of the company I consider this prudent business given my investments in Divot and the potential for the loss of the money I have invested.

The following represents the investments I have made along with payroll advances from TeamStaff Companies. My initial investment was $225,000 plus the now accrued interest, dividends and penalties of approximately $15,000. In addition, during 1998, $60,000 was advanced as payroll, which was converted, to additional preferred units per the same terms of the Private Placement Purchase Agreement. The company issued me common shares in error. I have the certificates that need to be returned to the company. Please provide me with an addendum to my Private Placement Purchase Agreement evidencing the additional $60,000 in preferred units and I will forward to you these common stock certificates. Additionally, based on the agreements you and I made in December detailed below, I authorized a second advance for payroll of $97,914. My conditions and our Agreements reached as a condition of my providing these additional advances are summarized below;

         A. Agree to a structure regarding the redemption of my preferred units. I agree to structure my demand for redemption of my preferred stock through a combination of $300,000 converted to debt and the balance of $225,000 I would retain as preferred units. Divot has converted $300,000 of my redemption demand into debt as evidenced by the promissory notes executed and delivered to me on February 1, 1999. I still own the original amount of preferred units in the amount of $225,000.

         C. In December, 1998, I agreed to make available additional payroll advances of up to $125,000, inclusive of any interest and penalties per the terms of Client Service Agreement between Divot and TeamStaff, provided that Divot execute a separate promissory note for the $125,000 and that Divot agree to secure both the new $125,000 note and the $300,000 note referenced above. (in a total amount of $425,000) in the form of a mortgage against both parcel 2 and parcel 11 in the World Golf Village project. You agreed to these conditions and provided me with the promissory notes and mortgage agreements, which I have now recorded.

Now that we have these matters agreed to and documented, I am working as I said I would to assist you in overcoming some of the obstacles the company faces. I am interested in the potential acquisition of Miller Golf Inc. and traveled to Boston February 9, 1999 to meet with you Gordon Ewart and Citizens Bank to see what can be done in the way of an acquisition. I have also had conversations with other interested parties and will keep you updated.

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I have also initiated the process of negotiations with your landlord, One Tampa
City Center, for TeamStaff to assume the lease at One Tampa City Center for the office space suite number 200 and 2550. We have been approved as tenants by the landlord and are negotiating currently through Cushman & Wakefield to assume that space as soon as possible. I can make no commitments on this outcome but am hopeful we will be able to come to an agreement. As an inducement for TeamStaff to assume your forward obligations under the lease we have agreed that all of the furniture and fixtures currently resident at suite 200, One Tampa City Center will be transferred at no cost to TeamStaff and in a manner which TeamStaff dictates

I have also introduced you to some of my contacts that have a preliminary interest in purchasing the properties at the World Golf Village. Good luck during these difficult times for you and Divot Golf Corp.

Sincerely

/s/ Kirk A. Scoggins
Kirk A. Scoggins






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                                  EXHIBIT "C"

                      Property Delivered in lieu of Debt

               10  Hitachi Vision Book elite laptop computers
                1  Office Suite
                1  911 JRC personal property


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